UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2014

CALDERA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54748	20-0982060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Kendall Square, Building 200, Suite 2
Cambridge, Massachusetts 02139

(Address of principal executive offices) (zip code)

(617) 294-9697

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Employment Agreement

Richard Cunningham, age 44, has been appointed as the Chief Executive Officer and President of Caldera Pharmaceuticals, Inc. (“Caldera” or the “Company”), commencing November 24, 2014. In connection with his appointment, Mr. Cunningham entered into a four-year employment agreement (the “Employment Agreement”), pursuant to which Mr. Cunningham will be entitled to an annual base salary of $300,000, and will be eligible for discretionary performance bonus payments of up to 100% of his base salary payable in cash. In addition, Mr. Cunningham has been guaranteed a minimum bonus amount of $100,000 payable immediately after the first year of employment with the Company provided he remains employed by the Company on the one year anniversary of the his commencement of employment.  Additionally, Mr. Cunningham will be granted options to purchase shares of the Company’s common stock representing Five Hundred Thousand (500,000) shares of the Company’s publicly registered common stock, which shall be awarded on the earlier of the closing date of the Company’s next financing (the “Closing Date”) or the one year anniversary of Mr. Cunningham’s employment with the Company and shall vest as follows: (i) One Hundred Thousand (100,000) shares shall vest on the one year anniversary of the effective date of the Employment Agreement; (ii) Three Hundred Thousand (300,000) shares shall vest monthly on a pro rata basis commencing on the last day of months thirteen (13) through forty eight (48) of the term of the Employment Agreement; and (iii) One Hundred Thousand (100,000) shares shall vest on the four (4) year anniversary of the effective date of the Employment Agreement. The exercise price for the options shall be the price paid by investors in the next financing; provided, however, if the next financing has not occurred by the one (1) year anniversary of the Effective Date then the exercise price shall be determined in good faith by the board of directors of the Company based upon a 409A valuation. Upon a change of control, as defined in the Company’s existing stock option plan, all unvested options issued to the Mr. Cunningham shall become fully vested immediately upon the change of control.

The Employment Agreement also includes confidentiality obligations and inventions assignments by Mr. Cunningham.

If Mr. Cunningham’s employment is terminated for any reason, he or his estate as the case may be, will be entitled to receive the accrued base salary, bonus earned, vacation pay, expense reimbursement and any other entitlements accrued by him to the extent not previously paid (the “Accrued Obligations”); provided, however, that if his employment is terminated at any time by the Company without Just Cause (as defined in the Employment Agreement) or by Mr. Cunningham for Good Reason (as defined in the Employment Agreement) then in addition to paying the Accrued Obligations; the Company shall continue to pay the Executive his then-current base salary and continue to provide benefits to the Executive at least equal to those which he had at the time of termination for a period of nine months after termination. The right to receive any option which has not yet vested or been awarded shall terminate upon the termination of Executive’s employment for any reason. The period(s) to exercise the option following termination of employment, shall be according to the Corporation’s existing stock option plan and customary form of employee stock option agreement.

The information contained in this Item 1.01 regarding the Employment Agreement is qualified in its entirety by the copy of each agreement attached to this Current Report on Form 8-K as Exhibit 10.1, and incorporated herein by this reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2014, Richard Cunningham, entered into a four-year employment agreement with the Company in connection with his appointment as the Company’s Chief Executive Officer and President. See Item 1.01 for a description of the terms of the Employment Agreement.

Since April 2008, Mr. Cunningham has held various positions at Boehringer Ingelheim, a pharmaceutical company, which positions include, serving as Executive Director from January 2014 until November 2014, a Director from June 2010 until December 2013 and National Account Director from April 2008 until June 2010. Prior to working at Boehringer Ingelheim Mr. Cunningham a senior executive in the commercial organization leading sales, marketing and contracting activities at Valeant Pharmaceuticals. Mr. Cunningham began his career in healthcare at Premier Inc. a healthcare company that served as a group purchasing and service organization for over 1700 hospitals throughout the nation. While at Premier he served as the Marketing Director at Premier Practice Management, a subsidiary and start-up company of Premier Inc.

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There are no family relationships between Mr. Cunningham and any director, executive officer or any person nominated or chosen by the Company to become an executive officer. Mr. Cunningham was not selected as Chief Executive Officer and President pursuant to any arrangement or understanding with any other person, and does not have any reportable transactions under Item 404(a) of Regulation S-K other than as disclosed herein regarding his Employment Agreement with the Company attached hereto as Exhibit 10.1.

Item 8.01 Other Events

On November 17, 2014, the Company issued a press release announcing the appointment of Mr. Cunningham as the Chief Executive Officer and President of the Company. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

The following exhibits are being filed as part of this Report.

Exhibit Number	Description

10.1	Employment Agreement, dated as of November 14, 2014, by and between Richard Cunningham and the Company.*

99.1	Press Release dated November 17, 2014.*

*Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2014	CALDERA PHARMACEUTICALS, INC.
(Registrant)

	By:	/s/ Mark Korb
	Name:	Mark Korb
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated as of November 14, 2014, by and between Richard Cunningham and the Company.*

99.1	Press Release dated November 17, 2014.*

*Filed herewith.

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